Exhibit 99.01

DEXCOM INC. ANNOUNCES 2005 FINANCIAL RESULTS

SAN DIEGO—(BUSINESS WIRE)—February 27 2006—DexCom, Inc. (NASDAQ:DXCM) today reported a net loss of  $12.1 million and $30.8 million for the three and twelve months ended December  31, 2005 compared to $3.8 million and $13.9 million for the three and twelve months ended December 31, 2004. Net loss attributable to common stockholders was $12.1 million and $30.9 million for the three and twelve months ended December 31, 2005 compared to $4.6 million and $17.2 million for the three and twelve months ended December 31, 2004. Included in the net loss attributable to common stockholders was accretion to redemption value on DexCom’s Series B, C, and D redeemable convertible preferred stock of $0 and $122,000 for the three and twelve months ended December 31, 2005 compared to $809,000 and $3.2 million for the three and twelve months ended December 31, 2004. Basic and diluted net loss per share was $0.48 and $1.63 for the three and twelve months ended December 31, 2005 compared to $1.98 and $7.51 for the three and twelve months ended December 31, 2004.

Research and development expense, excluding stock based compensation, increased $13.3 million to $25.5 million for the twelve months ended December 31, 2005, compared to $12.2 million for the twelve months ended December 31, 2004. The increase was primarily related to $7.7 million in increased manufacturing expenses, $3.7 million in higher development costs and $1.9 million in increased clinical and regulatory expense as we scaled our operations after completing our approval support trial and submitting our application for pre market approval (PMA) to the Food and Drug Administration (FDA). Included in the higher research and development spending were $6.4 million in higher material procurements including a $2.0 million loss on firm purchase commitments, $3.4 million in increased salary, fringe and temporary employee expenses, $1.2 million in greater product and tooling design costs, $1.0 million in higher clinical trial expense and $0.5 million in increased depreciation. To date, we have expensed purchases of material, some of which may be used to generate product sales, if and when we receive FDA approval.

Selling, general and administrative expense, excluding stock based compensation, increased $3.7 million to $5.1 million for the twelve months ended December 31, 2005, compared to $1.4 million for the twelve months ended December 31, 2004. The increase was primarily due to $1.4 million in initial marketing costs, $1.2 million related to expenses associated with operating as a public company, and increased litigation expenses.

Conference Call

Management will hold a conference call starting at 4:30 pm (Eastern Time) today. The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom Inc. website www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 818-5264 (US/Canada) or (913) 981-4910 (International) and use the participant code “5466376” approximately five minutes prior to the start time.

Cautionary Statement Regarding Forward-Looking Statements

Our products have not yet been approved for sale. The regulatory approval process for our continuous glucose monitoring systems involves, among other things, successfully completing clinical trials and obtaining a premarket approval, or PMA, from the FDA. The PMA process requires us to prove the safety and efficacy of our systems to the FDA’s satisfaction. This process can be expensive and uncertain, and there is no guarantee that the PMA application we submitted for our three-day sensor, or any future submissions, will be approved by the FDA in any specific timeframe or at all. In addition, clinical testing of our products and eventual commercialization of our products are subject to all of the risks and uncertainties set forth in our registration statement and other reports filed with the Securities and Exchange Commission.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, CA, is developing continuous glucose monitoring systems for people with diabetes.

DexCom, Inc.
(a development stage company)

BALANCE SHEETS

	December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$37,247,064	$27,229,208
Short-term marketable securities, available-for-sale	13,277,688	—
Prepaid and other current assets	488,015	43,781
Total current assets	51,012,767	27,272,989

Property and equipment, net	5,463,491	1,851,892
Restricted cash	250,000	200,000
Deferred offering costs and other assets	—	33,000
Total assets	$56,726,258	$29,357,881

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$6,008,194	$1,018,879
Accrued payroll and related expenses	889,362	328,476
Accrued clinical trials	176,540	220,875
Total current liabilities	7,074,096	1,568,230

Deferred rent	240,099	125,241

Commitments and contingencies

Redeemable convertible Series B preferred stock, $0.001 par value, no shares and 11,304,114 shares authorized, issued and outstanding at December 31, 2005 and 2004, respectively.	—	20,878,086
Redeemable convertible Series C preferred stock, $0.001 par value, no shares and 13,043,478 shares authorized; no shares and 12,790,870 shares issued and outstanding at December 31, 2005 and 2004, respectively.	—	34,740,360
Redeemable convertible Series D preferred stock, $0.001 par value, no shares and 8,700,000 shares authorized; no shares and 8,355,886 shares issued and outstanding at December 31, 2005 and 2004, respectively.	—	21,355,894

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2005 and 2004.	—	—
Convertible Series A preferred stock, $0.001 par value, no shares and 3,000,000 shares authorized; no shares and 3,000,000 issued and outstanding at December 31, 2005 and 2004, respectively.	—	3,000
Common stock, $0.001 par value, 100,000,000 and 50,000,000 authorized; 25,416,559 and 2,323,300 shares issued and outstanding December 31, 2005 and 2004, respectively.	25,417	2,323
Additional paid-in capital	134,257,379	6,218,012
Deferred stock-based compensation	(1,084,214)	(2,648,336)
Accumulated other comprehensive loss	(11,928)	—
Deficit accumulated during the development stage	(83,774,591)	(52,884,929)
Total stockholders’ equity (deficit)	49,412,063	(49,309,930)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$56,726,258	$29,357,881

DEXCOM, INC.

(a development stage company)

STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,		Period from May 13, 1999 (inception) through December 31,
	2005	2004	2005	2004	2005
	(unaudited)
Costs and expenses:
Research and development	$10,738,440	$3,056,145	$25,496,747	$12,178,728	$61,609,481
Selling, general and administrative	1,549,489	440,301	5,146,998	1,439,700	12,737,317
Stock-based compensation:
Research and development	207,436	218,717	1,272,767	291,114	1,563,881
Selling, general and administrative	109,158	85,622	512,962	157,575	670,537
Total costs and expenses	12,604,523	3,800,785	32,429,474	14,067,117	76,581,216
Interest and other income	536,897	11,118	1,662,044	120,653	3,067,394
Net loss	(12,067,626)	(3,789,667)	(30,767,430)	(13,946,464)	(73,513,822)
Accretion to redemption value of Series B, Series C, and Series D redeemable convertible preferred stock	—	(808,628)	(122,232)	(3,234,512)	(10,260,769)
Net loss attributable to common stockholders	$(12,067,626)	$(4,598,295)	$(30,889,662)	$(17,180,976)	$(83,774,591)

Basic and diluted net loss per share attributable to common stockholders	$(0.48)	$(1.98)	$(1.63)	$(7.51)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	25,373,769	2,318,459	18,944,208	2,286,320

Contact:

Steve Kemper

Chief Financial Officer
(858) 200-0200

Source: DexCom, Inc.